Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) filed with the Securities and Exchange Commission and the related prospectus of Covanta Holding Corporation for the registration of common stock, preferred stock, warrants and debt securities, and to the incorporation by reference therein of our report dated February 14, 2006, with respect to the consolidated balance sheets of Quezon Power, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders equity and cash flows for each of the three years ended December 31, 2005 included in Covanta Holding Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Sycip Gorres Velayo & Co.
A Member Practice of Ernst & Young Global
Makati City, Philippines
January 16, 2007